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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

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
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 1. Name and Address of Reporting Person*    2. Issuer Name and Tickler or Trading Symbol    6. Relationship of Reporting Person(s)
 Klein, Lawrence R.                             W.P. Carey & Co. LLC ("WPC")                    to Issuer (Check all applicable)
-----------------------------------------------------------------------------------------          X  Director         10% Owner
  (Last)          (First)        (Middle)    3. I.R.S Identification    4. Statement for        ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (specify
1317 Medford Rd.                                  Person, if an entity       3/2001             ----        title ---       below)
---------------------------------------------     (voluntary)           -----------------                   below)
                 (Street)                                               5. If Amendment,
                                                                             Date of
                                                                             Original                  ------------------------
                                                                             (Month/Year)    7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                 X   Form filed by One Reporting
                                                                                                ---- Person

                                                                                                     Form filed by More than One
                                                                                                ---- Reporting Person
Wynnewood, PA 19096                               ###-##-####
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Transaction  3. Transaction   4. Securities Acquired (A)      5.  Amount of Se-    6. Owner-
  (Instr. 3)                       Date            Code             or Disposed of (D)               curities Benefi-    ship
                                                   (Instr. 8)       (Instr. 3, 4 and 5)              cially Owned at     Form:
                                                                                                     End of Month        Direct
                                  (Month/Day/                                                        (Instr. 3 and 4)    (D) or
                                   Year)        ---------------------------------------                                  Indirect
                                                Code    V      Amount   (A) or    Price                                  (I)
                                                                        (D)                                              (Instr. 4)
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Class B Common Stock               3/19/2001      A               1      A         --                6,152                   D
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                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-  4. Trans-     5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                 sion or      action     action        Derivative         cisable and     of Underlying        of
   (Instr. 3)               Exercise     Date       Code          Securities Ac-     Expiration      Securities           Deriv-
                            Price of     (Month/    (Instr.       quired (A) or      Date            (Instr. 3 and 4)     ative
                            Deriv-       Day/        8)           Disposed of (D)    (Month/Day/                          Secur-
                            ative        Year)                    (Instr. 3, 4,      Year)                                ity
                            Security                              and 5)                                                  (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

          /s/ Lawrence R. Klein                        4/9/2001
          -------------------------------              --------
        **Signature of Reporting Person                Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/4.htm
Last update: 11/05/1999
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